SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]

Preliminary Proxy Statement.

[   ]

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

[   ]

Definitive Proxy Statement.

[   ]

Definitive Additional Materials.

[   ]

Soliciting Material Pursuant to §240.14a-12

                    BAIRD FUNDS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement

if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]

No fee required.

[   ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)

Proposed maximum aggregate of transaction:

(5)

Total fee paid:

[   ]

Fee paid previously with preliminary materials.

[   ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)

Amount Previously Paid:

(2)

Form, Schedule or Registration Statement No.:

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Date Filed:

BAIRD CORE BOND FUND

a series of Baird Funds, Inc.

(a Wisconsin Corporation)

777 East Wisconsin Avenue, 29th Floor

Milwaukee, Wisconsin  53202

November 20, 2002

Dear Shareholder:

As a shareholder of the Baird Core Bond Fund (the “Fund”), you are being asked to vote on the proposal described below and in the enclosed materials.

The Board of Directors of the Fund has determined that it would be in the best interests of the Fund and its shareholders if the Fund were to amend its investment objective.  Currently, the investment objective of the Fund is to seek an annual rate of total return, before Fund expenses, which outperforms the annual rate of total return of the Lehman Brothers Government/Credit Bond Index (the “Government/Credit Bond Index”).  The amendment you are being asked to approve would change the investment objective of the Fund so that instead of seeking to outperform the Government/Credit Bond Index, the Fund would seek to outperform the Lehman Brothers U.S. Universal Bond Index.

The proposed change to the Fund’s investment objective that you are being asked to approve is part of a larger plan to restructure the Fund’s investment policy as it relates to the Fund’s investments in non-investment grade debt securities.  Currently, such investments are permitted only under limited circumstances.  That is, if a particular security in which the Fund invests were to be downgraded after purchase such that it no longer meets the Fund’s credit quality standards, the Fund may continue to hold the security only so long as less than 5% of the Fund’s net assets are invested in such non-investment grade debt securities. As part of the planned restructuring, the Fund would be permitted to invest up to 20% of its net assets in such non-investment grade securities.  Another part of this restructuring involves changing the name of the Fund to the “Baird Core Plus Bond Fund” to better reflect the type of securities in which the Fund will invest.  Neither the proposed change in investment policy nor the proposed name change require shareholder approval, and so you are not being asked to approve these changes.  However, we do not intend to implement these additional changes if we do not receive the requisite shareholder vote to approve the change in investment objective.

The Board of Directors of the Fund recommends a vote FOR the proposal to change the Fund’s investment objective.  The Board believes that, among other things, the change will allow the Fund to pursue an investment strategy that could result in enhanced returns to shareholders.  The attached materials provide more information about the proposed change in the Fund’s investment objective, which we urge you to read carefully.

Your vote is important regardless of how many shares you own.  Voting your shares early will help prevent costly follow-up mail and telephone solicitation.  After you review the enclosed materials, we ask that you vote FOR the proposed change in investment objective.  Please vote for the proposal by completing, dating and signing your proxy card, and mailing it to us today in the enclosed postage-paid envelope.

If you have any questions after considering the enclosed materials, please call toll-free 1-866-44-BAIRD.  Thank you for investing in the Fund and for your continuing support.

Sincerely,

Mary Ellen Stanek, President

Baird Funds, Inc.

Enclosures

BAIRD CORE BOND FUND

a series of Baird Funds, Inc.

(a Wisconsin corporation)

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

The Baird Core Bond Fund (the “Fund”), a series of Baird Funds, Inc. (the “Corporation”), will hold a Special Meeting of Shareholders on Monday, December 30, 2002, at 10:00 a.m., Central Time.  The meeting will be held at the Corporation’s principal offices located at 777 East Wisconsin Avenue, 29th Floor, Milwaukee, Wisconsin  53202.  At the meeting, we will ask shareholders to consider and act upon:

1.

A proposal to approve an amendment to the Fund’s investment objective; and

2.

Any other business properly brought before the meeting (and any adjournments or postponements thereof).

Only shareholders of record at the close of business on November 8, 2002, the record date for this meeting, are entitled to notice of, and to vote at, the Meeting, and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT!

PLEASE RETURN YOUR PROXY CARD PROMPTLY.

You are cordially invited to attend the meeting of shareholders.  If you do not expect to attend the meeting, please indicate your voting instructions on the enclosed proxy card, date and sign the card, and return it in the postage-paid envelope provided.  Your prompt return of the enclosed proxy card will help assure a quorum at the meeting and avoid additional expenses associated with further solicitation.  If you wish to attend the meeting and vote your shares in person at that time, you will still be able to do so.  You may revoke your proxy before it is exercised by submitting to the Secretary of the Fund a written notice of revocation or a subsequently signed proxy card, or by attending the meeting and voting in person.

By Order of the Board of Directors,

Brett R. Meili

Secretary

Milwaukee, Wisconsin

November 20, 2002

PROXY STATEMENT

November 20, 2002

BAIRD FUNDS, INC.

777 East Wisconsin Avenue

Milwaukee, WI 53202

1-866-44BAIRD

Relating to a

SPECIAL MEETING OF SHAREHOLDERS

To be held on December 30, 2002

General.  This Proxy Statement is being sent to you in connection with the solicitation of proxies by the Board of Directors of Baird Funds, Inc. (the “Corporation”) for use at the special meeting of shareholders (the “Meeting”) of the Baird Core Bond Fund (the “Fund”) to be held at the Corporation’s principal offices located at 777 East Wisconsin Avenue, 29th Floor, Milwaukee, Wisconsin  53202, on Monday, December 30, 2002, at 10:00 a.m., Central Time, and any adjournments or postponements of the Meeting, for the purposes set forth in the enclosed Notice of Special Meeting of Shareholders.  The Notice of Special Meeting of Shareholders, this Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about November 20, 2002.

Record Date; Shareholders Entitled to Vote.  Only the shareholders of record of the Fund at the close of business on November 8, 2002 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting, and any adjournments or postponements thereof.  Each such shareholder will be entitled to one vote per share (and a fractional vote per fractional share) on all matters presented at the Meeting.  Shareholders of both Investor Class shares and Institutional Class shares of the Fund are being solicited to vote at the Meeting, and shareholders of both classes will vote together as a single group on all matters presented at the Meeting.  As of the Record Date, there were ________ issued and outstanding Investor Class shares and ________ issued and outstanding Institutional Class shares, for a total of ________ issued and outstanding shares of the Fund.

Voting of Proxies.  Whether you expect to be personally present at the Meeting or not, we encourage you to vote by proxy.  You can do this by completing, dating, signing and returning the accompanying proxy card using the enclosed postage-paid envelope.  If you choose to vote by proxy, your shares will be voted as you instruct.  If no choice is indicated, your shares will be voted FOR the proposal set forth in the Notice of Special Meeting of Shareholders, and in accordance with the best judgment of the persons named as proxies on such other matters that may properly come before the Meeting.

Any shareholder giving a proxy may revoke it at any time before it is exercised at the Meeting by submitting to the Secretary of the Fund a written notice of revocation or a subsequently signed proxy card or by attending the Meeting and voting in person.  If not so revoked, the shares represented by the proxy will be voted at the Meeting, and any adjournments or postponements of the Meeting, as instructed.  Attendance by a shareholder at the Meeting does not itself revoke a proxy.

Quorum Required to Hold Meeting.  In order to transact business at the Meeting, a “quorum” must be present at the Meeting.  Under the Corporation’s By-laws, a quorum is constituted by the presence, in person or by proxy, of a majority of the issued and outstanding Investor Class and Institutional Class shares of the Fund entitled to vote at the Meeting.

For purposes of determining the presence of a quorum for the transaction of business at the Meeting, abstentions and broker “non-votes” will be treated as shares that are present, but which have not been voted.  Broker non-votes are shares held in “street name” for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.  Accordingly, shareholders are urged to forward their voting instructions promptly.

If a quorum is not present at the Meeting or a quorum is present but sufficient votes to approve the proposal are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies.  Any such adjournment would require the affirmative vote of a majority of the shares of the Fund represented at the Meeting to be adjourned.  The persons named as proxies will vote those proxies that they are entitled to vote FOR the proposal in favor of such an adjournment and will vote those proxies required to be voted AGAINST the proposal against such adjournment.

Method and Cost of Proxy Solicitation.  Shareholder votes will be solicited by the Corporation primarily by mail.  The solicitation may also include telephone, facsimile or oral communications by certain officers or employees of the Fund or the Fund’s investment adviser, Robert W. Baird & Co. Incorporated (the “Adviser”), who will not be paid for these services.  The Adviser will pay the costs of the Meeting and the expenses incurred in connection with the solicitation of proxies.  The Adviser will also reimburse brokers and other nominees for their reasonable expenses in communicating with the person(s) for whom they hold shares of the Fund.

Share Ownership.  The following table sets forth information regarding the beneficial ownership of the Fund’s outstanding shares as of the Record Date by (i) the directors and executive officers of the Fund, (ii) the directors and executive officers of the Fund as a group, and (iii) persons who are known by the Fund to own beneficially or of record more than 5% of the Fund’s outstanding shares.  Unless otherwise indicated, the address of the persons listed below is 777 East Wisconsin Avenue, Milwaukee, Wisconsin  53202.

Name and Address	Class	Nature of Ownership	Amount (in shares)	Percentage of Fund
John W. Feldt 1848 University Avenue Madison, Wisconsin 53705
George C. Kaiser 759 North Milwaukee Street Milwaukee, Wisconsin 53202
Stephen A. Roell 5757 North Green Bay Avenue Milwaukee, Wisconsin 53201
G. Frederick Kasten, Jr.
Mary Ellen Stanek
Joel D. Vrabel
Glen F. Hackmann
Russell P. Schwei
Leonard M. Rush
Brett R. Meili

Directors and executive officers as a group (10 persons)

[list 5% beneficial owners]

*  Less than 1%

[discussion of control, if any]

Other Information.  As noted above, the Fund’s investment adviser is Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, Milwaukee, Wisconsin  53202.  The Adviser also serves as the Fund’s principal distributor and as its administrator.  U.S. Bancorp Fund Services, LLC, 615 Michigan Street, Milwaukee, Wisconsin  53202 (“USBFS”) serves as transfer agent, dividend disbursing agent and fund accountant for the Fund, and, pursuant to authority delegated to USBFS by the Adviser, USBFS also provides certain administrative services to the Fund.

COPIES OF THE FUND’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS ARE AVAILABLE WITHOUT CHARGE UPON WRITING TO BAIRD FUNDS, c/o U.S. BANCORP FUND SERVICES, LLC, P.O. BOX 701, MILWAUKEE, WISCONSIN 53201-0701 OR BY CALLING, TOLL-FREE, 1-866-44BAIRD.

To avoid sending duplicate copies of materials to households, the Fund mails only one copy of each annual and semi-annual report to shareholders having the same address in the Fund’s records.  The consolidation of these mailings, called householding, benefits the Fund through reduced mailing expenses.

If you want to receive multiple copies of these materials or request householding in the future, please write to, or call, the Fund at the address and/or telephone number set forth above.  Individual copies of reports will be sent to you within 30 days after the Fund receives your request to stop householding.

Only one copy of this Proxy Statement and related materials (with the exception of the proxy card) is being delivered to shareholders sharing the same address, unless the Fund has received instructions to the contrary.  In the event the Fund receives a request to deliver multiple copies of these materials, the Fund will send such materials to the person(s) making such request promptly.

PROPOSAL 1:  TO APPROVE AN AMENDMENT TO

THE FUND’S INVESTMENT OBJECTIVE

At a meeting held on November 4, 2002, the Board of Directors of the Fund determined that it would be in the best interests of the Fund and its shareholders if the Fund were to amend its investment objective by changing the benchmark index against which performance of the Fund is measured.  Because the Fund’s investment objective is a fundamental policy of the Fund, the Board must solicit shareholder approval of any change in that policy.  Accordingly, for the reasons set forth below, the Board is soliciting your approval of the proposed change in the Fund’s investment objective.

The Proposal.  The Fund’s current investment objective is to provide an annual rate of total return, before Fund expenses, greater than the annual rate of total return of the Lehman Brothers Government/Credit Bond Index (the “Government/Credit Bond Index”).  The Government/Credit Bond Index is an unmanaged index representing a market value weighted performance benchmark for government and corporate fixed-rate debt issues with maturities between one and thirty years or more.

The Board of Directors has approved, and recommends that the shareholders of the Fund approve, changing the Fund’s investment objective so that instead of comparing the Fund’s performance to the Government/Credit Bond Index, the Fund’s performance would be compared to the Lehman Brothers U.S. Universal Bond Index (the “Universal Bond Index”).   The Universal Bond Index is designed to capture a broad range of fixed-income securities issued in U.S. dollars, including U.S. government and investment grade debt, as well as non-investment grade bonds, Eurobonds, Rule 144A securities (i.e., illiquid securities) and emerging market debt.  Please refer to the charts below for comparative data of these two indices.  Accordingly, as amended, the Fund’s investment objective would be to provide an annual rate of total return, before Fund expenses, greater than the annual rate of total return of the Universal Bond Index.

Benchmark Comparisons as of 9/30/02
	Universal	Govt/Credit
Yield to Maturity	4.83%	3.99%
Duration	3.88 years	5.48 years
Average Maturity	6.98 years	8.75 years
Number of Issues	10,657	4,886

Quality Breakdown as of 09/30/02			Sector Breakdown as of 9/30/02
	Universal	Govt/Credit		Universal	Govt/Credit
U.S. Treasury	20%	37%	U.S. Treasury	20%	37%
Government Agency	43%	19%	Government Agency	11%	20%
Aaa	6%	5%	Corporate	27%	37%
Aa	6%	8%	International	7%	6%
A	10%	16%	Mortgages/CMBS	34%	0%
Baa	9%	15%	Asset Backed	1%	0%
Below Baa	6%	0%		100%	100%
	100%	100%

Background and Reasons for the Proposal.  The proposal to change the Fund’s investment objective that you are being asked to approve is part of a larger plan to restructure the Fund’s investment policy as it relates to the Fund’s investments in lower-rated debt securities.  This plan involves the following three elements:

(1)

a change in the Fund’s investment policy relating to investments in lower-rated debt securities (which are currently permitted only under limited circumstances),

(2)

a change in the benchmark index to which the Fund’s performance is compared to reflect the Fund’s ability to invest in lower-rated debt securities (currently, the Fund’s performance is compared to the Government/Credit Bond Index, which does not include non-investment grade securities), and

(3)

a change in the Fund’s name from the “Baird Core Bond Fund” to the “Baird Core Plus Bond Fund” to better reflect the type of securities in which the Fund will invest.

Of the three changes noted above, the only change that requires shareholder approval is the change in the Fund’s benchmark index, since the benchmark index is included in the Fund’s investment objective.  The other changes do not require shareholder approval, and so the Board of Directors is not asking you to vote on these other matters.

Investment Policy relating to Lower-Rated Debt Securities.  Currently, the Fund is generally prohibited from purchasing lower-rated debt securities.  As set forth in the Fund’s prospectus, all debt securities purchased by the Fund must be “investment grade,” as rated by at least one rating agency or, if unrated, as determined to be of comparable quality by the Adviser.  Investment grade securities are those securities rated in one of the four highest categories by Standard & Poor's (“S&P”), Moody's, Fitch Ratings, or another nationally recognized statistical rating organization.  Under the current policy, average credit quality for the Fund is expected to be at least the second highest rating category of S&P or Moody's.  After purchase, a security may cease to be rated or may have its rating reduced below the minimum rating required by the Fund for purchase.  In such cases, the Adviser may continue to hold the lower-rated security, but only so long as less than 5% of the Fund's net assets consist of debt securities that have fallen below investment grade.

At the meeting held on November 4, 2002, the Board of Directors approved a change in the Fund’s investment policy relating to lower-rated debt securities that would allow the Fund to invest up to 20% of its net assets in debt securities that are below investment grade.  The Board believes that this change will provide the Adviser with additional flexibility in making investment decisions on behalf of the Fund by allowing the Adviser to take advantage of opportunities to invest in securities which have the potential for enhanced returns.  The Board also believes that the Adviser’s ability to manage the Fund’s assets in the changing investment environment currently facing the Fund will be enhanced, and that investment management opportunities will be increased by the proposed change.  Specifically, the Adviser will be relieved of the pressure to sell a security in the Fund’s investment portfolio that has been downgraded, at least with respect to 20% of the Fund’s net assets, and the variety of debt securities available for purchase, which would consist of not only investment grade but also non-investment grade securities, will increase substantially.

While the Board of Directors believes that the change in investment policy described above will provide the Fund with greater flexibility to respond to future investment opportunities, the Board also understands that such added flexibility may result in a change in the level of risk associated with an investment in the Fund.  Specifically, more of the Fund’s assets may be invested in non-investment grade debt securities, which generally offer higher yields than investment grade securities, but which also involve greater risks, including the possibility of default or bankruptcy.  In addition, non-investment grade debt securities, which are also sometimes referred to as “junk bonds,” tend to be more sensitive to economic conditions than are higher-rated securities.  As a result, they generally involve more credit risk than securities in the higher-rated categories.  During an economic downturn or a sustained period of rising interest rates, highly leveraged issuers of junk bond securities may experience financial stress and may not have sufficient revenues to meet their payment obligations.  The risk of loss due to default by an issuer of these securities is significantly greater than issuers of higher-rated securities because such securities are generally unsecured and are often subordinated to other creditors.  The Fund may have difficulty disposing of certain junk bond securities because there may be a thin trading market for such securities.  To the extent a secondary trading market does exist, it is generally not as liquid as the secondary market for higher-rated securities.  Periods of economic uncertainty generally result in increased volatility in the market prices of these securities, which, in turn, would result in increased volatility in the Fund's net asset value.

Benchmark Index in Fund’s Investment Objective.  Currently, the Fund attempts to seek an annual rate of total return, before Fund expenses, that outperforms the total return of the Government/Credit Bond Index.  The Government/Credit Bond Index consists of government and corporate debt securities which are generally high-quality with low risk characteristics.  The Fund’s investments are based on, but do not attempt to replicate, the securities included in this Index.  In addition, the Fund attempts to keep the duration of its portfolio securities substantially equal to that of the Government/Credit Bond Index.

Because of the change in the Fund’s investment policy as it relates to lower-rated debt securities discussed above, the Board of Directors determined that it would be in the best interests of the Fund and its shareholders to also change the benchmark index against which the Fund’s performance is measured to provide a more meaningful comparison tool.  The Universal Bond Index, which is the new benchmark index that is being proposed, is more diversified than the Government/Credit Bond Index in that it includes a broad range of fixed-income securities issued in U.S. dollars, including U.S. government and investment grade debt, as well as non-investment grade bonds, Eurobonds, Rule 144A securities (i.e., illiquid securities) and emerging market debt.  The change in the benchmark index is expected to result in moderate changes to the duration and average maturity range of the Fund’s portfolio.  It is also anticipated that the change will result in a modest increase in portfolio turnover and related transaction costs.

As previously noted, the proposed change in the Fund’s benchmark index requires shareholder approval because the benchmark index is part of the Fund’s investment objective.

Fund Name Change.  The final element in the plan to restructure the Fund involves changing the name of the Fund to the “Baird Core Plus Bond Fund.”  The Board of Directors approved this change at the meeting held on November 4, 2002 because of its belief that the name change would better reflect the change in the Fund’s investment policy relating to lower-rated debt securities.  Typically, mutual funds that invest exclusively or primarily in investment grade debt instruments are referred to as “core” funds, while mutual funds that also invest a portion of their net assets (i.e., usually 20% or more) in non-investment grade debt instruments are referred to as “core plus” funds.  The Board felt that the name change would be appropriate based on the change in investment policy described above.

Required Vote.  Approval of the proposal to change the investment objective of the Fund requires the affirmative vote of a majority of the outstanding voting securities of the Fund.  Under the Investment Company Act of 1940, as amended (the “1940 Act”), a “majority of the outstanding voting securities” of the Fund means the affirmative vote of the lesser of (i) 67% or more of the shares of the Fund present at the Meeting or represented by proxy if the holders of more than 50% of the outstanding shares are present at the Meeting or represented by proxy, or (ii) more than 50% of the outstanding shares.  For purposes of the vote required to approve the proposal, abstentions and broker non-votes are treated as votes against the proposal.

If shareholders approve this proposal, the change in the Fund’s investment objective will be implemented as soon as practicable after the Meeting, as will the Fund’s name change and its change in investment policy relating to lower-rated securities.  Currently, it is anticipated that the effective date of these changes will be Tuesday, December 31, 2002.  If, on the other hand, shareholders fail to approve this proposal, the Fund’s investment objective will remain unchanged, as will the Fund’s name and investment policy relating to lower-rated securities.

Recommendation of the Board of Directors.  The Board of Directors of the Fund believes that the proposed change in the Fund’s investment objective is in the best interests of Fund shareholders and, therefore, unanimously recommends that shareholders vote in favor of the change.

PROPOSAL 2:  OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Meeting.  If any other matters properly come before the Meeting, it is the intention of the persons acting pursuant to the enclosed proxy card to vote the shares represented by such proxies in accordance with their best judgment with respect to such matters.

FUTURE MEETINGS; SHAREHOLDER PROPOSALS

The Fund is generally not required to hold annual meetings of shareholders and the Fund generally does not hold a meeting of shareholders in any year, unless certain specified shareholder actions, such as the election of directors or the approval of a new advisory agreement, are required to be taken under the 1940 Act.  By observing this policy, the Fund seeks to avoid the expenses customarily incurred in the preparation of proxy material and the holding of shareholders’ meetings, as well as the related expenditure of staff time.

A shareholder desiring to submit a proposal intended to be presented at any meeting of shareholders of the Fund hereafter called should send the proposal to the Secretary of the Fund at the Corporation’s principal offices within a reasonable time before the solicitation of proxies for such meeting occurs.  The mere submission of a proposal by a shareholder does not guarantee that such proposal will be included in the proxy statement because certain rules under the federal securities laws must be complied with before inclusion of the proposal is required.  Also, the submission does not mean that the proposal will be presented at the meeting.  For a shareholder proposal to be considered at a shareholders’ meeting, it must be a proper matter for consideration under Wisconsin law.

By Order of the Board of Directors,

Brett R. Meili

Secretary

Milwaukee, Wisconsin

November 20, 2002

BAIRD FUNDS, INC.

BAIRD CORE BOND FUND

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors of Baird Funds, Inc. (the “Corporation”) and relates to a proposal with respect to the Baird Core Bond Fund (the “Fund”), a series of the Corporation.  The undersigned hereby appoints Brett Meili and Lisa Kollmeyer, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of the Shareholders of the Fund to be held at 777 East Wisconsin Avenue, 29th Floor, Milwaukee, Wisconsin, on Monday, December 30, 2002, at 10:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.  The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below.  If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the proposal described in the Proxy Statement and in the discretion of the above-named proxies on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

DATE: , 2002

NOTE:  Please date and sign exactly as your name appears on the records of the Fund.  If joint owners, each holder should sign this proxy.  When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation or other entity or in another representative capacity, please give your full title.

Signature(s) (Title(s), if applicable)

The Board of Directors recommends a vote FOR the following:

Please indicate by filling in the appropriate boxes below.

1.

A proposal to approve an amendment to the Fund’s

FOR

AGAINST

ABSTAIN

investment objective, such that it reads as follows:

[   ]

[   ]

[   ]

“The investment objective of the Fund is to provide

an annual rate of total return, before Fund expenses,

greater than the annual rate of total return of the

Lehman Brothers U.S. Universal Bond Index.”

In their discretion, the named proxies may vote to transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

WE NEED YOUR VOTE BEFORE DECEMBER 30, 2002

Your vote is important.  If you do not expect to attend the meeting, please complete and return this proxy card promptly in the enclosed postage-paid envelope.  Your prompt voting by proxy will help assure a quorum at the meeting.  Voting by proxy will not prevent you from personally casting your votes at the meeting.  You may revoke your proxy before it is exercised at the meeting by submitting to the Secretary of the Fund a written notice of revocation or a subsequently signed proxy card, or by attending the meeting and voting in person.

THANK YOU FOR YOUR TIME